Exhibit 99.1

   SANGAMO BIOSCIENCES APPOINTS STEVEN MENTO, PH.D. TO ITS BOARD OF DIRECTORS

    RICHMOND, Calif., May 26 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO), a leader in the research and development of novel zinc finger DNA-binding proteins (ZFPs) for therapeutic gene regulation and modification, announced today the appointment of Steven J. Mento, Ph.D., President and CEO of Idun Pharmaceuticals, to its Board of Directors effective May 24, 2005.

    Dr. Mento has served as CEO of Idun Pharmaceuticals since 1997. Idun, which is focused on the discovery and development of therapies to control apoptosis, was recently acquired by Pfizer Inc. Before Idun, Dr. Mento joined Viagene, Inc. in 1992 as Vice President of Research and Development. In 1995 Chiron Corporation acquired the company and renamed it Chiron Viagene, Inc. Dr. Mento served as President of Chiron Viagene, Inc. and Vice President of Chiron Corporation until 1997. As President at Chiron Viagene, Dr. Mento had overall responsibility for gene therapy research, product development, manufacturing and quality control. From 1982 to 1992, Dr. Mento held various positions in research and development at American Cyanamid Company, most recently Director, Viral Vaccine Research and Development at Lederle-Praxis Biologicals, a business unit of American Cyanamid.

    "We are very pleased to have Dr. Mento join Sangamo's board," said Edward Lanphier, Sangamo's president and CEO. "Steve brings extensive experience and perspective from over 20 years in research and development and senior business management functions in the pharmaceutical and biotechnology industry. Additionally, he has unique experience in gene therapy research and product development. At both Viagene and Idun, Steve was responsible for directing the companies' transition from basic research through late-stage clinical trials. We will no doubt gain from his knowledge as we take our ZFP Therapeutics(TM) through the clinical trials process."

    "I look forward to serving on Sangamo BioSciences' Board of Directors," commented Dr. Mento. "Sangamo has developed and established a robust and broadly applicable therapeutic product development platform based upon targeting endogenous genes with engineered ZFPs. This is an exciting period for the company as it moves programs from the bench into clinical trials and I am eager to aid in the company's development and progress."

    Steven J. Mento, Ph.D. earned his B.A. in Microbiology, cum laude, from Rutgers College and an M.S. and Ph.D. from Rutgers University, New Jersey. He completed postdoctoral research at the University of Toronto, Canada and served as a Research Assistant Professor of Medicine and Microbiology at Mount Sinai School of Medicine from 1980-1982 before commencing his career in industry.

    Dr. Mento currently serves on the Boards of Grannus BioSciences, BIO (co-Chair of Capital Formation Committee), BIO ECS Governing Body, the University of California San Diego (UCSD) Division of Biological Sciences Board of Advisors, San Diego State University BioScience Center Scientific Advisory Board, Cal State San Marcos Biotechnology Advisory Council and UCSD Bannister Family House. From 1986 to 1992, Dr. Mento was a member of the World Health Organization (WHO) Consultative Group on Poliomyelitis Vaccines.

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    About Sangamo
    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP Therapeutic(TM) development programs are currently in Phase I clinical trials for evaluation of safety in patients with peripheral artery disease and diabetic neuropathy. Other therapeutic development programs are focused on ischemic heart disease, congestive heart failure, cancer, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment and possible cure for a variety of monogenic diseases such as sickle cell anemia and for infectious diseases such as HIV. For more information about Sangamo, visit the company's web site at www.sangamo.com or www.expressinglife.com

    This press release contains forward-looking statements regarding Sangamo's current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SOURCE  Sangamo BioSciences, Inc.
    -0-                             05/26/2005
    /CONTACT: Elizabeth Wolffe, Ph.D. of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271, or ewolffe@sangamo.com; or media, Justin Jackson, +1-212-213-0006, or investors, John Cummings, +1-415-352-6262, both of Burns McClellan, Inc., for Sangamo BioSciences, Inc./
    /Web site:  http://www.sangamo.com /
_